Iconix Brand Group, Inc. Reports Earnings for the Third Quarter 2008

- Q3 revenue increased 29% to $55.1m and EBITDA increased 23% to $37.9m

- Q3 diluted EPS of $0.30 versus $0.28 in the prior year

- Q3 free cash flow of $31.5m and $91.0m for year to date 2008

- 2009 Guidance: Revenue growth of approximately 7% and EPS growth of approximately 8%

NEW YORK, Nov. 3 -- Iconix Brand Group, Inc. (Nasdaq: ICON - News; "Iconix" or the "Company"), today announced financial results for the third quarter ended September 30, 2008.

Q3 2008 results:

Revenue for the third quarter of 2008 increased 29% to approximately $55.1 million, as compared to approximately $42.7 million in the third quarter of 2007. EBITDA for the third quarter increased 23% to approximately $37.9 million as compared to approximately $30.8 million in the prior year quarter, and free cash flow for the quarter increased 13% to approximately $31.5 million as compared to approximately $27.9 million in the prior year quarter. Net income for the third quarter increased 8% to approximately $18.3 million, as compared to $17.0 million in the prior year quarter and GAAP diluted earnings per share increased to $0.30 versus $0.28 in the prior year quarter. EBITDA and free cash flow are non-GAAP metrics and reconciliation tables for both are attached to this press release.

Nine months ended September 30, 2008 results:

Revenue for the nine months ended September 30, 2008 increased 44% to approximately $162.5 million as compared to approximately $112.6 million in the prior year nine month period. EBITDA for the nine month period increased 31% to approximately $111.8 million as compared to approximately $85.4 million in the prior year period, and free cash flow increased 22% to approximately $91.0 million as compared to approximately $74.8 million in the prior year period. Net income for the nine month period increased 19% to approximately $53.0 million as compared to approximately $44.5 million in the prior year period and GAAP diluted earnings per share increased to $0.87 versus $0.73 in the prior year period.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, "Our strong performance in the third quarter demonstrates, more than ever, that our business model is extremely well suited to thrive in the current economic environment. Having a diversified portfolio of 17 iconic brands and partnerships with best in class retailers enables us to continue to deliver great results. In issuing 2009 guidance today, we are confident in our ability to grow sales and earnings next year and we are energized about our organic growth plans."

2008 Guidance:

The Company expects to achieve its 2008 guidance for revenue of $215-220 million and diluted earnings per share of $1.15-$1.20, but is now guiding towards the low-end of the ranges. Free cash flow is projected to be in excess of $120 million.

2009 Guidance:

The Company is issuing guidance for the full year 2009 of revenue in a range of $225-$235 million. The Company estimates non-GAAP diluted earnings per share to be in a range of $1.20-$1.30, excluding any non-cash interest related to the convertible debt. Free cash flow is estimated to be in a range of $114-$118 million. This guidance relates to the existing portfolio of brands only and includes no revenue assumption from acquisitions.

Beginning in 2009, GAAP will require the Company to record incremental non-cash interest related to our convertible debt for 2009 and 2008 for comparability purposes. The Company expects the impact of this change in accounting policy to be $0.14 for 2009 and $0.13 for 2008. See reconciliation tables below for non-GAAP metrics.

Other News:

In a separate press release, the Company announced that its Board of Directors has authorized a program to repurchase up to $75 million of its common stock.

Iconix Brand Group Inc. (Nasdaq: ICON - News) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S®, BONGO®, BADGLEY MISCHKA®, JOE BOXER® RAMPAGE®, MUDD®, LONDON FOG®, MOSSIMO®, OCEAN PACIFIC®, DANSKIN®, ROCAWEAR®, CANNON ®, ROYAL VELVET®, FIELDCREST®, CHARISMA®, STARTER®, and WAVERLY®. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", "will", "project", "provide" "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

Contact Information:
Jaime Sheinheit
Director of Strategic Development
Iconix Brand Group
212.730.0030

Joseph Teklits
Integrated Corporate Relations
203.682.8200

Iconix Brand Group, Inc. and Subsidiaries
Condensed Consolidated Income Statements - (Unaudited)
(in thousands, except earnings per share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007

Licensing and other
revenue	$55,135	$42,681	$162,502	$112,593

Selling, general and
Administrative
expenses	18,558	13,400	55,589	30,130
Expenses related to
specific litigation	279	(39)	665	1,055

Operating income	36,298	29,320	106,248	81,408

Other expenses -
net	8,007	4,719	24,178	14,254

Income before income
taxes	28,291	24,601	82,070	67,154

Provision for income
taxes	9,974	7,608	29,053	22,625

Net income	$18,317	$16,993	$53,017	$44,529

Earnings per share:
Basic	$0.32	$0.30	$0.92	$0.79

Diluted	$0.30	$0.28	$0.87	$0.73

Weighted average number
of common shares
outstanding:
Basic	57,841	56,801	57,662	56,569

Diluted	61,091	61,380	61,241	61,289

Selected Balance Sheet Items:	9/30/2008	12/31/2007
	(Unaudited)	(Audited)
Total Assets	$1,384,778	$1,336,130
Total Liabilities	$787,336	$808,210
Stockholders' Equity	$597,442	$527,920

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP and effects of these items: (in thousands)

	Three months ended		Nine months ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept 30,
	2008	2007	2008	2007

EBITDA(1)	$37,875	$30,840	$111,816	$85,394

Reconciliation of EBITDA:
Net Income	18,317	16,993	53,017	44,529
Add: Provision for income
taxes	9,974	7,608	29,053	22,625
Net Income before taxes	28,291	24,601	82,070	67,154

Add: Net interest expense	7,579	4,719	23,750	14,254

Add: Depreciation and
amortization of certain
intangibles	2,005	1,520	5,996	3,986

EBITDA	$37,875	$30,840	$111,816	$85,394

(1) EBITDA, a non-GAAP financial measure, represents GAAP net income plus income taxes, interest, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

Free Cash Flow(2)	$31,488	$27,948	$91,003	$74,837

Reconciliation of Free Cash Flow:

Net Income	18,317	16,993	53,017	44,529

Add: Depreciation,	3,320	3,375	13,272	7,751
amortization
of trademarks and
finance fees, non cash
compensation expense, and
bad debt expense, net of gain on
sale of trademarks

Add: Non-cash income taxes	9,974	7,608	28,962	22,625
Less: Capital expenditures	(123)	(28)	(4,248)	(68)
Free Cash Flow	$31,488	$27,948	$91,003	$74,837

(in thousands)	Year Ended Dec		Year Ended Dec
	31, 2009		31, 2008
	High-end	Low-end	High-end	Low-end

Forecasted Free Cash Flow(2)	$118,000	$114,000	$125,000	$120,000

Reconciliation of Free Cash Flow:

Net Income(3)	79,000	73,000	74,000	71,000

Add: Depreciation,	21,000	21,000	20,000	18,000
amortization of trademarks
and finance fees, non cash
compensation expense, and
bad debt expense, net of
gain on sale of trademarks

Add: Non-cash income taxes	25,000	25,000	38,000	38,000

Less: Capital expenditures	(7,000)	(5,000)	(7,000)	(7,000)

Forecasted Free Cash Flow	$118,000	$114,000	$125,000	$120,000

(2) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non cash compensation expense, bad debt expense, net of gain on sale of trademarks, and add back the non-cash income taxes and deduct capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.

(3) The following table details unaudited reconciliations from non-GAAP amounts to U.S. GAAP based on the FASB Staff Position APB 14-1 "Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlements)", which is effective for the fiscal year beginning January 1, 2009.

Net Income:

	Year Ended Dec 31, 2009		Year Ended Dec 31, 2008
	High-end	Low-end	High-end	Low-end

Non-GAAP Net Income	79,000	73,000	74,000	71,000
effective January 1, 2009
Less: Non Cash
interest	(8,500)	(8,500)	(7,900)	(7,900)
(net of tax)
U.S. GAAP Net Income
effective January 1, 2009	70,500	64,500	66,100	63,100

Earnings Per Share:

	Year Ended Dec 31, 2009		Year Ended Dec 31, 2008
	High-end	Low-end	High-end	Low-end
Non-GAAP EPS -
effective January 1,
2009	$1.30	$1.20	$1.20	$1.15
Less: Non-cash interest	($0.14)	($0.14)	($0.13)	($0.13)
U.S. GAAP EPS -
effective January 1,
2009	$1.16	$1.06	$1.07	$1.02

CONTACT: Jaime Sheinheit, Director of Strategic Development, Iconix Brand Group, +1-212-730-0030, or Joseph Teklits, Integrated Corporate Relations, +1-203-682-8200